EX 99.1

For Immediate Release

Second Sight Medical Products Announces $27.9 Million Private Placement of Common Stock

LOS ANGELES, CALIFORNIA, March 24, 2021 – Second Sight Medical Products, Inc. (NASDAQ: EYES), (the "Company" or "Second Sight"), a leading developer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced that it has entered into definitive securities purchase agreements with accredited investors for a private placement that will result in gross proceeds to Second Sight of $27.9 million, before deducting placement offering expenses. Second Sight will issue 4,650,000 shares of common stock at a price of $6.00 per share. This private placement is expected to close on March 26, 2021, subject to customary closing conditions. The net proceeds from the private placement are expected to provide working capital for the Company.

The securities offered and sold by Second Sight in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the "SEC") or an applicable exemption from such registration requirements. Second Sight has agreed to file a registration statement with the SEC covering the resale of the shares of common stock to be issued in the private placement. Any resale of Second Sight's shares under such resale registration statement will be made only by means of a prospectus.

Also on March 24, 2021, Second Sight filed a Current Report on Form 8-K providing an update on its previously announced proposed transaction with Pixium Vision.  The Form 8-K is available on the SEC’s website at www.sec.gov.

About Second Sight Medical Products Inc.
Second Sight Medical Products, Inc. (NASDAQ:EYES) develops and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s headquarters are in Los Angeles, California. More information is available at https://secondsight.com.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions. This press release also does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Safe Harbor

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the use of proceeds from the private placement and Second Sight’s Memorandum of Understanding with Pixium Vision. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Second Sight’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive securities purchase agreements with the investors or the Memorandum of Understanding or could otherwise cause the financing or the business combination to fail to close; (2) legal claims or proceedings, if any, relating to the Memorandum of Understanding and costs relating thereto; (3) changes in applicable laws or regulations; (4) the possibility that Second Sight may be adversely affected by other economic, business, and/or competitive factors; (5) the impact of COVID-19 on Second Sight’s business; and (6) other risks and uncertainties indicated from time to time in Second Sight’s Form 10-K for the year ended December 31, 2020, including those under “Risk Factors” therein, and in Second Sight’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Second Sight considers immaterial or which are unknown. A further list and description of risks and uncertainties can be found in Second Sight’s Annual Report on Form 10-K, filed on March 16, 2021. Any forward-looking statement made by us in this press release is based only on information currently available to Second Sight and speaks only as of the date on which it is made. Second Sight undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

For more information:

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Second Sight Medical Products, Inc.